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                                                                    EXHIBIT 10.1

                              PATHMARK STORES, INC.
                                200 MILIK STREET
                           CARTERET, NEW JERSEY 07008

March 29, 2001


Mr. James L. Donald
200 Milik Street
Carteret, NJ 07008

                    RESTATED AND AMENDED EMPLOYMENT AGREEMENT

Dear Mr. Donald:

                  The following sets forth the agreement between Pathmark Stores, Inc. (the "COMPANY") and you regarding the terms and provisions of your employment as a director, officer and employee of the Company during the Term, as restated as of September 19, 2000 (the "AGREEMENT"). Capitalized words which are not otherwise defined herein shall have the meanings assigned to such words in Section 7 of this Agreement. The parties hereto acknowledge and agree that this Agreement is intended to amend, restate and supercede in its entirety the employment agreement signed by you on November 6, 1996, as amended May 9, 1999 and July 1, 2000. The parties hereto further acknowledge that this Agreement and the Sale and Retention Bonus Agreement dated February 1, 2000, as amended on July 1, 2000, set forth the full and complete understanding between such parties regarding your employment by the Company and shall supercede all other agreements, whether written or oral, between the parties.

                  1. TERM OF EMPLOYMENT UNDER THE AGREEMENT. The Term of your employment under this Agreement (the "TERM") shall commence on October 8, 1996 (the "EFFECTIVE DATE") and shall continue until October 8, 2005. For purposes of this Agreement, "FISCAL YEAR" means the Company's fiscal year. Subject to the provisions of Section 4 below, either party may terminate your employment under this Agreement at any time.

                  2. EMPLOYMENT DURING THE TERM. During the Term, you shall be employed as the Chairman, President and Chief Executive Officer of the Company and shall report directly to the Board of Directors of the Company (the "BOARD"), and your duties and responsibilities to the Company shall be consistent in all respects with such positions. During the Term, the Company will take all reasonable steps to assure that you continue to be elected or appointed to the Board. You shall devote substantially all of your business time, attention, skills and efforts exclusively to the business and affairs of the Company, other than DE MINIMIS amounts of time devoted by you to the management of your personal finances or to engaging in charitable or community services. Your principal place of employment shall be the executive offices of the Company as established from time to time, although you understand and agree that you will be required to travel from time to time for business purposes.


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                  3.       Compensation During the Term.

                  (a) BASE SALARY. As compensation to you for all services rendered to the Company, the Company will pay you a base salary (the "SALARY") at the rate of (i) $600,000 per annum through the first quarter of Fiscal 2001, and (ii) $700,000 per annum thereafter, which will be reviewed annually by the Board and may be increased but not decreased by the Board on the basis of such review. Your Salary will be paid to you in accordance with the Company's regular payroll practices applicable to its executive officers.

                  (b) ANNUAL BONUS. During the Term, you shall be eligible to participate in the Company's Executive Incentive Plan (the "EIP"). Under the EIP, for each full twelve-month Fiscal Year occurring during the Term, you will be eligible to earn an annual bonus (the "ANNUAL BONUS") of up to 125% of your Salary paid (including deferrals pursuant to subparagraph 3(c)(i) hereof) to you on account of such Fiscal Year, based on targets set by the Compensation Committee of the Board for your Annual Bonus for such Fiscal Year. The target for your Annual Bonus for any partial Fiscal Year occurring during the Term shall be prorated by multiplying the target by a fraction (not greater than one), the numerator of which shall be the number of days in such Fiscal Year occurring during the Term and the denominator of which shall be 365. Notwithstanding the foregoing, the minimum Annual Bonus paid to you for the partial Fiscal Year that includes the Effective Date shall be $175,000 and the minimum annual bonus for the first full Fiscal Year during the Term shall be $425,000. Annual Bonus payments for each of the remaining full Fiscal Years during the Term will not be less than 25% of the Salary paid to you for such Fiscal Year. The Annual Bonus earned by you for any Fiscal Year will be paid to you within 120 days following the end of such Fiscal Year.

                  (c) DEFERRAL ARRANGEMENT. (i) RIGHT TO DEFER. You will be permitted to defer some or all the Annual Bonus and up to 50% of the Salary payable to you hereunder. Any deferral of an Annual Bonus shall be irrevocable and must be requested by you in writing prior to the start of the Fiscal Year to which such Annual Bonus relates (except that any deferral election for the Fiscal Year that includes the Effective Date may be made within thirty (30) days following the Effective Date). Any deferral of Salary shall be irrevocable and must be requested by you in writing prior to the start of the calendar year to which such Salary relates (except that the deferral election for the calendar year that includes the Effective Date may be made within thirty (30) days following the Effective Date, but will relate only to amounts payable after the election is received by the Company). An election for a given Fiscal Year or calendar year shall be deemed a continuing election for each subsequent Fiscal Year or calendar year, as the case may be, unless a subsequent election to defer (or not to defer) is provided to the Company by you prior to the start of such Fiscal Year or calendar year.

                  (ii) BOOKKEEPING ACCOUNT AND GRANTOR TRUST. Any amounts deferred by you hereunder will be credited to a bookkeeping account established on the books and records of the Company for this purpose. In addition, the Company will deposit in a separate, irrevocable grantor trust established by the Company an amount in cash equal to the amounts deferred by you. Such amounts will be deposited in the trust within thirty (30) days following the date such amount would otherwise have been payable to you but for the deferral election. In connection with the deferral election, you shall have the right to specify general investment categories for the investment of the amounts deposited in the trust, and the Company shall cause the trustee to invest the assets of the trust in one or more publicly-traded mutual funds, government securities,

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or other similar investment vehicles corresponding to the investment categories selected by you. Thereafter the value of your account with the Company will be adjusted to reflect income, gains and losses on the assets of the trust. The parties hereto agree that to the extent that any investment vehicle that you select results in a loss to the bookkeeping account, the Company will have no obligation to compensate you for such loss or to make any compensatory adjustment to the bookkeeping account to make up for such loss.

                  (iii) DISTRIBUTIONS. The timing of the payment of all amounts deferred by you shall be specified in your initial deferral election and may not be subsequently changed by you without the prior written approval of the Board. Your initial deferral may specify a lump sum payment or up to five (5) annual installment payments to be paid out in their entirety by no later than the sixth anniversary of the Date of Termination; PROVIDED, HOWEVER, that, notwithstanding your deferral election, all amounts will be paid to you within thirty (30) days following a Change in Control or the date of your Involuntary Termination.

                  (d) BENEFITS. During the Term, you shall be eligible to participate in each pension, welfare and fringe benefit program made available generally to executives of the Company in accordance with the terms and provisions of each such program; PROVIDED, HOWEVER, that the Company shall not be obligated to provide any supplemental retirement plan or any similar arrangement to you. In addition, the Company will provide you with (i) a company car and (ii) $4.5 million in term life insurance during the first twelve (12) months of the Term and $3.2 million of life insurance thereafter during the Term, subject to your insurability. In the event that such life insurance is not available to the Company, you will be provided with an alternative arrangement which will provide amounts equal to the benefits contemplated herein, the details of which will be negotiated between you and the Company in good faith. The Company will also provide you with relocation benefits in accordance with its current policies for executive employees; PROVIDED, HOWEVER, that the Company will have no obligation to purchase your current residence.

                  (e) BUSINESS EXPENSES. The Company will reimburse you upon presentation by you of appropriate documentation for business expenses reasonably incurred by you in connection with the performance of your duties under this Agreement.

                  4.  Effect of Termination of Employment.

                  (a) INVOLUNTARY TERMINATION. (i) Subject to Sections 4(f) and 4(g) below, in the event of your Involuntary Termination, the Company shall pay you (w) the full amount of the accrued but unpaid Salary you have earned through the date of such Involuntary Termination, plus a cash payment (calculated on the basis of your rate of Salary then in effect) for all unused vacation time which you may have accrued as of the date of Involuntary Termination; (x) the amount of any earned but unpaid Annual Bonus for any Fiscal Year of the Company ended on or prior to the Date of Termination; (y) any unpaid reimbursement for business expenses you are entitled to receive under Section 3(e) above; and (z) a Severance Amount equal to four times your annual rate of Salary, based upon the annual rate then in effect immediately prior to the Date of Termination, payable in monthly installments over the Severance Period.


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                  (ii) In the event of your Involuntary Termination, you and your eligible dependents shall continue to be eligible to participate during the Benefit Continuation Period in the medical, dental, health and life insurance plans applicable to you immediately prior to your Involuntary Termination on the same terms and conditions in effect for you and your dependents immediately prior to such Involuntary Termination.

                  (iii) Except as otherwise provided in this Section 4(a) or the provisions of any employee benefit plan in which you are a participant, in the event of your Involuntary Termination, as of the Date of Termination, you will relinquish the right to any additional payments or benefits from the Company under this Agreement or otherwise.

                  (b) TERMINATION EVENT. In the event your employment ends at any time during the Term as a result of a Termination Event, the Company shall pay you the full amount of the accrued but unpaid Salary you have earned through the Date of Termination, plus a cash payment (calculated on the basis of your rate of Salary then in effect) for all unused vacation time which you may have accrued as of the Date of Termination and any unpaid reimbursement for business expenses you are entitled to receive under Section 3(e) above. In addition, the Company shall pay you the amount of any earned but unpaid Annual Bonus for any Fiscal Year of the Company ended on or prior to the Date of Termination. In addition, you shall immediately relinquish the right to any other payments or benefits from the Company under this Agreement or otherwise, except with respect to any employee benefit plan that provides otherwise.

                  (c) DEATH OR DISABILITY. If your employment with the Company ends as a result of your death or Disability during the Term, the Company shall pay you (or, in the event of your death, your Beneficiary) the full amount of the accrued but unpaid Salary you have earned through the Date of Termination, plus a cash payment (calculated on the basis of your rate of Salary then in effect) for all unused vacation time which you may have accrued as of the Date of Termination and any unpaid reimbursement for business expenses you are entitled to receive under Section 3(e) above. In addition, the Company shall pay you the amount of any earned but unpaid Annual Bonus for any Fiscal Year of the Company ended on or prior to the Date of Termination. Except as otherwise provided in this Section 4(c) or the provisions of any employee benefit plan in which you are a participant, as of the Date of Termination, you will relinquish the right to any additional payments or benefits from the Company under this Agreement or otherwise.

                  (d) RESIGNATION AFTER A CHANGE IN CONTROL. During the thirty-day period beginning six (6) months after a Change in Control, you shall be eligible to resign from the Company for no stated reason and receive the Severance Amounts, benefits and consideration described in Section 4(a) above. Any such resignation by you in such thirty-day period following a Change in Control shall be treated as an Involuntary Termination for all purposes of this Agreement.

                  (e) DATE AND NOTICE OF TERMINATION. Any termination of your employment by the Company or by you during the Term shall be communicated by a notice of termination to the other party hereto (the "NOTICE OF TERMINATION"). The Notice of Termination shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment

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under the provision so indicated. The date of your termination of employment with the Company (the "DATE OF TERMINATION") shall be determined as follows: (i) if your employment is terminated for Disability, thirty (30) days after a Notice of Termination is given (provided that you shall not have returned to the full-time performance of your duties during such thirty-day period); (ii) if your employment is terminated by the Company in an Involuntary Termination, the date specified in the Notice of Termination (or if no date is specified in the Notice of Termination, the date the Notice of Termination is delivered to you); and (iii) if your employment is terminated by the Company for Cause, the later of (x) the date specified in the Notice of Termination and (y) the expiration of the applicable period set forth in the definition of Cause during which you may effect a cure or meet with the Board if such period expires without such cure being effected by you and without a reversal on the part of the Board regarding its decision to terminate you for Cause. If the basis for your Involuntary Termination is your resignation for Good Reason (which shall include your resignation for any reason or no stated reason after a Change in Control pursuant to Section 4(d) above), the Date of Termination shall be the later of
(x) the date specified in the Notice of Termination and (y) the expiration of the applicable cure period set forth in the definition of Good Reason if such period expires without such cure being effected by the Company (it being understood that no cure period shall apply if your resignation is pursuant to
Section 4(d) above). The Date of Termination for a resignation of employment other than for Good Reason shall be the date set forth in the applicable notice, which shall be no earlier than thirty (30) days after the date such notice is received by the Company. The Date of Termination in the event of your death shall be the date of your death.

                  (f) MITIGATION. You will have no duty to mitigate the Severance Amount. Notwithstanding the previous sentence, any Severance Amount payable during the second year of the Severance Period will be reduced by any compensation or benefits you earn in connection with any employment by another employer during the second year of the Severance Period. You agree promptly to provide the Company with any evidence of amounts received in connection with such other employment which the Company shall reasonably request.

                  (g) BREACH OF PROTECTIVE COVENANTS. If, following the Effective Date, you breach any of the provisions of Section 5(a), 5(b) or 5(c) below, you shall not be eligible, as of the date of such breach, for any Severance Amount, and all obligations of the Company to pay any Severance Amount hereunder shall thereupon cease.

                  (h) D&O LIABILITY INSURANCE. As of the Plan Effective Date, the Company shall purchase a six-year "tail" on its directors and liability insurance policy.

                  5.  Protective Covenants.

                  (a) NO COMPETING EMPLOYMENT. During the Restricted Period, you shall not, without the prior written consent of the Board, directly or indirectly, whether as owner, consultant, employee, partner, venturer, or agent, through stock ownership, investment of capital, lending of money or property, rendering of services, or otherwise (except ownership of less than 5% of the number of shares outstanding of any securities which are publicly traded), compete with the retail supermarket business, or any other business contributing at least 15% of the consolidated revenues, of the Company or any parent or subsidiary of the Company (such businesses are hereinafter referred to as the "BUSINESS"), provide services to, whether as an employee or consultant, own, manage, operate, control, participate in or be connected with (as a

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stockholder, partner, or any similar ownership interest) any corporation, firm, partnership, joint venture, sole proprietorship or other entity which so competes with the Business, except for the aforementioned 5% ownership of publicly traded securities. The restrictions imposed by this Section 5(a) shall not apply to any geographic area in which the Company, its parent or its subsidiaries are not engaged in the Business at the Date of Termination.

                  (b) NO SOLICITATION OF EMPLOYEES AND CERTAIN OTHER PERSONS. During the Restricted Period, you shall not, without the prior written consent of the Board, directly or indirectly (i) solicit in competition with the Business any person, group or class of persons who at any time either during the Term or during the Restricted Period have any business relationship with the Business, the loss, diminution or moderation of which would likely be detrimental to the Business; (ii) solicit or recruit, directly or indirectly, any employee or independent contractor of the Company for the purpose of being employed by you, directly or indirectly, or by any competitor of the Company on behalf of which you are acting as an agent, representative or employee; (iii) solicit, influence, or attempt to influence, for a purpose or in a manner that would likely be materially detrimental to the Business, any provider of services or products to the Business with respect to its relationship with the Business, including, without limitation, any person or entity which has been a provider of services or products to the Business during the Executive's employment with the Company, or take any action detrimental to the existing or prospective relationships between the Business and any provider of services; or (iv) assist or encourage any other person in carrying out, directly or indirectly, any activity that would be prohibited by the provisions of this Section 5(b) if such activity were carried out by you, and, in particular, you agree that you will not, directly or indirectly, induce any employee of the Business to carry out any such activity.

                  (c) CONFIDENTIALITY. You recognize that the services you perform for the Company are special, unique and extraordinary in that you may acquire confidential information and trade secrets concerning the operations of the Company, its parent and its subsidiaries, the use or disclosure of which could cause the Company substantial loss and damages which could not be readily calculated, and for which no remedy at law would be adequate. Accordingly, you covenant and agree with the Company that you will not at any time, except in performance of your obligations to the Company hereunder or with the prior written consent of the Board, directly or indirectly, disclose any secret or confidential information that you may learn by reason of your association with the Company. The term "CONFIDENTIAL INFORMATION" includes, without limitation, information not previously disclosed to the public or to the trade by the Company's management with respect to the Company or any of its parent's or subsidiaries' business plans, prospects and opportunities, the identity of any suppliers, proprietary information regarding customers, operational strengths and weaknesses, trade secrets, know-how and other intellectual property, systems, procedures, manuals, confidential reports, product price lists, marketing plans or strategies, and financial information. You understand and agree that the rights and obligations set forth in this Section 5(c) are perpetual and, in any case, shall extend beyond the Restricted Period and the Severance Period.

                  (d) INJUNCTIVE RELIEF. Without limiting the remedies available to the Company, you acknowledge that a breach of any of the covenants contained in this Section 5 may result in material irreparable injury to the Company for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary

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restraining order or a preliminary or permanent injunction restraining you from engaging in activities prohibited by this Section 5 or such other relief as may be required to specifically enforce any of the covenants in this Section 5.

                  6.  Successors; Binding Agreement.

                  (a) ASSUMPTION BY SUCCESSOR. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; PROVIDED, HOWEVER, that no such assumption shall relieve the Company of its obligations hereunder.

                  (b) ENFORCEABILITY; BENEFICIARIES. This Agreement shall be binding upon and inure to the benefit of you (and your personal representatives and heirs) and the Company and any organization which succeeds to substantially all of the business or assets of the Company, whether by means of merger, consolidation, acquisition of all or substantially all of the assets of the Company or otherwise, including, without limitation, as a result of a Change in Control or by operation of law.

                  7. DEFINITIONS. For purposes of this Agreement, the following capitalized words shall have the meanings set forth below:

                  "AFFILIATE" means, with respect to any Person, any other entity which (i) is a Subsidiary of such Person, (ii) is, directly or indirectly, under common control with such Person, or (iii) is, directly or indirectly, controlling such Person.

                  "BENEFICIARY" shall mean the person or persons designated by you in writing to receive any benefits payable to you hereunder in the event of your death or, if no such persons are so designated, your estate. No Beneficiary designation shall be effective unless it is in writing and received by the Company prior to the date of your death.

                  "BENEFIT CONTINUATION PERIOD" shall mean, in connection with your Involuntary Termination, the period beginning on the Date of Termination and ending on the earliest to occur of (i) the end of the Severance Period, (ii) the date you are eligible to be covered under the benefit plans of a subsequent employer and (iii) the date of your breach of any provision of Section 5 hereof.

                  "CAUSE" shall mean the termination of your employment with the Company because of (i) your willful and repeated failure (other than by reason of incapacity due to physical or mental illness) to perform the material duties of your employment with the Company after notice from the Company of such failure and your inability or unwillingness to correct such failure within thirty (30) days of such notice, (ii) your conviction of a felony or your plea of no contest to a felony, or (iii) perpetration by you of a material dishonest act or fraud against the Company or any parent or subsidiary thereof; PROVIDED, HOWEVER, that, before the Company may terminate you for Cause, the Board shall deliver to you a written notice of the Company's intent to terminate you for Cause, including the reasons for such termination, and the Company must

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provide you, and your legal counsel, an opportunity to meet once with the Board prior to such termination.

                  A "CHANGE IN CONTROL" shall be deemed to have occurred on or after the Plan Effective Date on the date that any of the following shall have occurred:

                  (i) the acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act of 35% or more of the Common Stock then outstanding, and the individuals who, as of the Plan Effective Date, constitute the Board and subsequently elected members of the Board whose election is approved or recommended by at least a majority of such current members or their successors whose election was so approved or recommended (other than any subsequently elected members whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board) cease for any reason to constitute at least a majority of such Board; PROVIDED, HOWEVER, that in no event shall a Change in Control be deemed to have occurred upon any such acquisition by (A) any employee benefit plan of the Company, (B) any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such employee benefit plan, or (C) any Person (other than any of Fidelity Management & Research Company or Fidelity Management Trust Company or by any fund or account associated with either Fidelity Management & Research Company or Fidelity Management Trust Company) who as of the Plan Effective Date was the beneficial owner of 15% or more of the shares of Common Stock outstanding on such date unless and until such Person, together with all Affiliates of such Person, becomes the beneficial owner of 35% or more of the shares of Common Stock then outstanding whereupon a Change in Control shall be deemed to have occurred;

                  (ii) the Company enters into a binding agreement with one or more Persons to directly acquire, in exchange for cash, stock, claims or property, 50% or more of the aggregate equity securities of the Company; or

                  (iii) the Company enters into a binding agreement providing for a merger, consolidation, reorganization or other business combination upon consummation of which one or more Persons would own or control 50% or more of either (A) the aggregate voting securities of the Company, or (B) the aggregate value of the assets of the Company.

                  "COMMON STOCK" shall mean common stock of the Company.

                  "DISABILITY" shall mean your absence from continuous full-time employment with the Company for a period of at least 180 consecutive days by reason of a mental or physical illness.

                  "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

                  "GOOD REASON" shall mean your resignation because of (i) the failure of the Company to pay any material amount of compensation to you when due, (ii) a material, adverse reduction or material, adverse diminution in your titles, duties, positions or responsibilities with the Company, including, but not limited to, failure by the Company to elect you to the office of Chief Executive Officer, or (iii) any other material breach by the Company of the Agreement (including a rejection or termination of the Agreement by the Company pursuant to any provision or section of the federal bankruptcy laws of the United States). In order to constitute Good Reason, you must provide written notification of your intention to resign within thirty (30) business days after you know or have reason to know of the occurrence of any such event. After you provide such written notice to the Company, the Company shall have fifteen (15) days from the date of receipt of such notice to effect a cure of the condition constituting Good Reason, and, upon cure thereof by the Company (which cure shall be retroactive with respect to any monetary matter), such event shall no longer constitute Good Reason.

                  "INVOLUNTARY TERMINATION" shall mean (i) your termination of employment by the Company other than for Cause or Disability or (ii) your resignation of employment with the Company for Good Reason.

                  "PERSON" shall mean any person, entity or "group" within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) an entity owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company.

                  "PLAN EFFECTIVE DATE" shall mean September 19, 2000, the effective date of the judicial consent to the Joint Prepackaged Chapter 11 Plan of Reorganization.

                  "RESTRICTED PERIOD" shall mean the period beginning on the Effective Date and ending on the second anniversary of the Date of Termination; PROVIDED, HOWEVER, that, in the event of a Change in Control, the Restricted Period shall end upon the later to occur of (i) the Termination Date and (ii) the date of the Change in Control.

                  "SEVERANCE AMOUNT" shall mean the cash amounts payable under
Section 4(a)(i)(z).

                  "SEVERANCE PERIOD" shall mean, in the event of an Involuntary Termination, the 24-month period commencing on the Date of Termination.

                  "SUBSIDIARY" shall mean with respect to any Person, any entity of which:

         (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, collectively or individually, by such Person or by one or more Affiliates of such Person, and

                  (ii) if a partnership, association, limited liability company or other entity, a majority of the partnership, membership or other similar ownership interest thereof is at the time of determination owned or controlled, directly or indirectly, collectively or individually, by such Person or by one or more Affiliates of such Person.

                  "TERM SHEET" shall mean the initial agreement to the terms of employment between the Company and you, dated as of October 2, 1996.

                  "TERMINATION EVENT" shall mean your resignation without Good Reason or a termination by the Company for Cause.

                  8. NOTICE. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand, sent by telecopier or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to Corporate Secretary, Pathmark Stores, Inc., 200 Milik Street, Carteret, New Jersey 07008., telecopier: (732) 499-3460, with a copy to the General Counsel of the Company, or to you at the address set forth on the first page of this Agreement or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

                  9.  Miscellaneous.

                  (a) NO RIGHTS TO CONTINUED EMPLOYMENT. Neither this Agreement nor any of the rights or benefits evidenced hereby shall confer upon you any right to continuance of employment by the Company or interfere in any way with the right of the Company to terminate your employment, subject to the provisions of Section 4 above, for any reason, with or without Cause.

                  (b) AMENDMENTS, WAIVERS, ETC. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing by the parties hereto. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement, and this Agreement shall supersede all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, with respect to the subject matter hereof, including, without limitation, the Term Sheet.

                  (c) VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

                  (d) REPRESENTATION. You hereby represent and warrant to the Company that the execution and delivery by you of this Agreement to the Company will not breach the terms of any contract, agreement or understanding to which you are a party. You further acknowledge and agree that a breach of this representation by you shall render this Agreement void AB INITIO and of no further force and effect.

                  (e) COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

                  (f) WITHHOLDING. Amounts paid to you hereunder shall be subject to all applicable federal, state and local wage withholdings.

                  (g) SOURCE OF PAYMENTS. All payments provided under this Agreement (other than payments made pursuant to a plan which provides otherwise or as otherwise expressly provided hereunder) shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets made, to assure payment. You will have no right, title or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obligations hereunder. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

                  (h) HEADINGS. The headings contained in this Agreement are intended solely for convenience of reference and shall not affect the rights of the parties to this Agreement.

                  (i) GOVERNING LAW. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New Jersey applicable to contracts entered into and performed in such state.

                  If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter, which will then constitute our agreement on this subject.

                                                    Sincerely,

                                           PATHMARK STORES, INC.



                                           By    /s/ Marc A. Strassler
                                             -------------------------
                                           Name:    Marc A. Strassler
                                           Title:   Senior Vice President

Acknowledged and Agreed as of this 29th day of March, 2001


/s/ James L. Donald
-------------------
James L. Donald